Exhibit 99.7

TRANSACTIONS

The following table sets forth all transactions with respect to Class A Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Common Shares, inclusive of any transactions effected prior to the filing hereof on August 20, 2024. All such transactions were effected by ZUU Funders Co. Ltd. in the open market.

Trade Date	Buy/Sell	Quantity		Price per Share ($)*
6/27/2024	Buy	2		13.00
7/2/2024	Buy	30		13.00
7/9/2024	Buy	5	[2]	13.00
7/10/2024	Buy	12		13.00
7/11/2024	Buy	6,297		13.00
7/12/2024	Buy	3		13.00
7/12/2024	Buy	200	[2]	13.00
7/15/2024	Buy	1,863		13.00
7/15/2024	Buy	2,479	[2]	13.00
7/17/2024	Buy	5,404		13.00
7/19/2024	Buy	2		13.00
7/24/2024	Buy	10,685		13.00
7/24/2024	Buy	4,824	[2]	13.00
7/31/2024	Buy	12		12.50
8/1/2024	Buy	888		12.50
8/1/2024	Buy	1,599	[2]	13.00
8/19/2024	Sell	70,000		11.45	[3]
8/20/2024	Sell	5,000		11.72	[4]

1 Prices are rounded to the nearest cent and are exclusive of commissions.

2 Represents a purchase of units, with each unit consisting of one share of Class A Common Stock and one redeemable warrant, and each warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share.  The warrants become exercisable on the later of (i) 30 days after the completion of the Issuer’s initial business combination and (ii) 12 months from the effective date of the registration statement on Form S-1 (File No. 333-265571) for the Issuer’s initial public offering.

3 The price reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $11.38 to $12.40 (inclusive) on August 19, 2024. The Reporting Persons undertake to provide to Pono Capital Two, Inc., or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in this footnote.

4 The price reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $11.70 to $12.02 (inclusive) on August 20, 2024. The Reporting Persons undertake to provide to Pono Capital Two, Inc., or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in this footnote.